                                EXHIBIT 10.23(a)

                                       TO

                      DIGITAL SYSTEMS INTERNATIONAL, INC.

                                  FORM 10-K/A



"[*]" = confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                     DEVELOPMENT, TESTING & DEMO AGREEMENT

                  BETWEEN HEWLETT-PACKARD COMPANY HEREIN "HP"
              AND DIGITAL SYSTEMS INTERNATIONAL HEREIN "CUSTOMER"

                                  I.  RECITALS

         1. Customer wishes to develop, convert, test and demonstrate certain hardware/software products for use with HP Products as described in this Agreement.

         2. HP wishes to assist Customer by providing a discount on the purchase of approved HP Products.

         Therefore, Customer and HP agree as follows:

                           II.   PRODUCT DEVELOPMENT

         1. Customer agrees to devote substantial effort to develop, test and/or demonstrate, the products as described in the Development, Testing and Demonstration Application Exhibit to this Agreement.

         2. Customer agrees that it is solely responsible for all costs and expenses of developing the products and for all marketing of the products, except as otherwise agreed by HP in a separate, written agreement.

                  III. HP AND CUSTOMER RIGHTS AND RELATIONSHIP

         1. Customer and HP agree that no right, title or interest in each other's products is granted or may be implied from this Agreement except as expressly stated.

         2. HP reserves the right to refuse to sell products under this Agreement, if in HP's sole judgment the intended use of the equipment does not satisfy the conditions stated herein.

                                IV. HP PRODUCTS

         1. HP agrees to sell hardware/license software to Customer according to the attached Exhibit(s) AD001, AD002, and/or AD004. Terms and conditions required by HP include those in the following Exhibits which are made part of this Agreement:

                  Development, Testing and Demonstration Application, Rev. ____ HP Terms and Conditions of Sale and Service, Rev. ____

         2. HP will use the System configurations for HP Products contained in current HP Data Sheet Configuration Guides.

         3. HP may offer used or remarketed Products updated to current technical specifications if allowed by local country regulations.

         4. At HP's discretion, and as mutually agreed by HP in writing, Customer may purchase add-ons, upgrades or additional HP Products to those purchased initially under this Agreement, as necessary for further development of Customer's Products, for additional demonstration sites, etc.

         5. Customer agrees to use the HP Products primarily as stated in the Development, Testing and Demonstration Application for one year (1) from shipment from HP.

         6. Customer agrees to purchase a one year maintenance agreement beginning on the date of delivery for HP Products which have less than a one year warranty from HP.

         7. The discount HP grants to Customer under this Agreement is in lieu of any other. No dollar value for Products purchased under this Agreement will be credited to any other agreement with HP.

                                    V. PRICE

         1. The purchase price will be based upon HP's then current published list price located in the HP Price List less a discount at the time of purchase as specified in the attached Exhibit(s) AD001, AD002 and/or AD004. The intent of this program is to provide the Customer with the minimum configuration necessary to accomplish their development, testing and demonstration objectives.

                            VI. TERM AND TERMINATION

         1. This Agreement will continue for one (1) year after the effective date.

         2.      Customer may terminate this Agreement at any time upon thirty
(30) days prior written notice to HP.

         3. HP may terminate this Agreement for breach after thirty (30) days written notice to and failure of Customer to cure.

         4. In the event of termination by HP or Customer, Customer agrees to pay to HP, at HP's discretion, the amounts by which HP discounted purchases of HP Products under this Agreement.

                      VII. RELATIONSHIP OF HP AND CUSTOMER

         1. Customer and HP agree that each is an independent contractor and that no relationship of agency, partnership, joint venture, legal representative or other form of association with regard to HP or HP's Products is intended by or may be claimed by Customer in connection with this Agreement. This Agreement does not authorize either party to represent, act for, bind or commit the other. Customer agrees not to make any claims concerning HP or HP Products except as available in current HP published materials.

         2. Customer agrees that HP has no obligation to keep confidential any information provided by Customer.

         3. This Agreement will not obligate HP to use or market Products developed by Customer.

         4. This Agreement will not restrict either party in connection with offering or developing similar or competing Products or entering into similar agreements with other parties.

         5. This Agreement, together with accompanying Exhibits, is the entire agreement between the parties and supersedes any prior oral or written understandings or representations between HP and Customer unless and except to the extent this Agreement is expressly made a part of a separate, written agreement between HP and Customer.

                              VIII. GOVERNING LAWS

         This Agreement will be governed and interpreted under the laws of California.

                                  IX. EXHIBITS

         The exhibits listed below are attached to and made a part of this Agreement

                  E03         DEVELOPMENT, TESTING & DEMO APPLICATION

                  E04         DEVELOPMENT, TESTING & DEMO AGREEMENT

                  E16         HP TERMS AND CONDITIONS OF SALE AND SERVICE

                  SS          HP SYSTEM SUPPORT OPTIONS

                  AD002       DEVELOPMENT/TEST/DEMO - COMPUTER PRODUCTS

         Effective the 22nd day of April, 1996.

                                    CUSTOMER:

                                    DIGITAL SYSTEMS INTERNATIONAL

                                    By   /s/ CHUCK LITTLE
                                         ------------------------------
                                         Name:  Chuck Little
                                         Title:  VP Product Development
                                         6464 185th Avenue NE
                                         Redmond, WA   98052

                                    HP:

                                    HEWLETT-PACKARD COMPANY

                                    BY   /s/ MARY CRAFT
                                         ------------------------------
                                         Name:  Mary Craft
                                         Title:  Contract Administrator
                                         8000 Foothills Blvd.
                                         Roseville, CA   95747

                  HP TERMS AND CONDITIONS OF SALE AND SERVICE

         HP's sale of Products and Support and HP's license of Software are governed by these HP Terms and Conditions of Sale and Service. All orders are subject to acceptance by HP.

                                 I. DEFINITIONS

         1. "Exhibits" are documents that describe Products, Support, or other business terms that apply to the sale or license of Products or Support.

         2. "Price List" is HP's listing of available Products, Support and prices in the locations where Customer places orders and takes delivery.

         3. "Products" include hardware, Software, options, documentation, accessories, supplies, spare parts and upgrades on HP's Price List on the date HP receives Customer's order. "Special Products" are Products which have been modified by mutual agreement to meet Customer requested changes.

         4. "Software" is one or more programs, capable of operating on a computer, processor, or controller which is either listed separately as a Software Product on the Price List, included with another Product on the Price List, or fixed in hardware and not removable in normal operation.

         5. "Support" includes hardware maintenance and repair, Software updates, maintenance and support services, consulting, training, and other support services provided by HP.

                                   II. PRICES

         6. Quoted prices are valid for the period indicated on the quotation or for the applicable Ordering Period, whichever expires first.

         7. Prices include standard HP delivery to the receiving area at the "Ship To" address in the country where Customer's order is placed.

         8. Taxes are not included in prices and will be invoiced, if applicable, as separate items.

         9. Support prices may be changed by HP upon 60 days written notice.

                                  III. ORDERS

         10. Product orders must specify delivery within 180 days from order date.

         11. Customer will specify "Ship To" addresses within the country where the order is placed, unless otherwise mutually agreed.

         12. Customer will pay transportation and related charges for returning Products to HP's shipping location if Product orders are cancelled after shipment. Customer may incur additional charges for cancelling Special Product orders. Customer may delete Products under Support or cancel

Support orders upon 30 days written notice. Upon 60 days written notice, HP may cancel Support orders.

                                  IV. DELIVERY

         Delivery is subject to HP's Product availability at the time Customer's order is received. HP will make every reasonable effort to meet delivery dates quoted or acknowledged. If HP fails to deliver Products for 30 days beyond the agreed delivery date, Customer may cancel such orders without charge.

                          V. SHIPMENT AND RISK OF LOSS

         13. HP will ship according to HP standard commercial practice. Customer requested special packing or shipping instructions must be mutually agreed, and charges will be billed separately to Customer.

         14. Title to hardware Products and risk of loss and damage will pass to Customer at destination. If Products are shipped under Customer's shipping instructions, title and risk of loss and damage will pass to Customer at HP's shipping dock.

                                VI. INSTALLATION

         15. Product installation classification is defined by codes appearing on HP's Price List. HP installation, when included in the purchase price, will be considered complete when the Product passes HP's installation and test procedures.

         16. Acceptance by Customer will occur upon completion of HP installation for Products with installation in the purchase price and upon delivery for Products without installation in the purchase price. When the purchase price of a Product does not include HP installation, acceptance by Customer will be presumed unless Customer demonstrates within 14 days after delivery that the Product does no pass HP's established test procedures or programs.

         17. If HP installation is scheduled or delayed by Customer more than 30 days after delivery, Customer acceptance of the Products will occur on the 31st day after the delivery date.

                                  VII. PAYMENT

         18. Payment will be due 30 days from the date of HP's invoice. Charges for contractual Support services will be invoiced in advance. HP may change credit terms without notice.

         19. If Customer fails to pay any sum when due or fails to perform under this or any other agreement with HP after 10 days written notice, HP may discontinue performance under these terms.

                                 VIII. SUPPORT

         20. An order for Support will constitute Customer acceptance of the terms of the Exhibit for that Support in effect on the date of order, which terms are incorporated by this reference.

         2. To be eligible for Support, Products must be in good operating condition and at current specified revision levels. HP will charge HP standard rates in effect on the date of the Support order to bring non-eligible Products up these requirements.

         3. HP may, at no additional charge, modify Products to improve operation and reliability or to meet legal requirements.

         4. Relocation of Products is Customer's responsibility and may result in additional Support charges and modified service response times. Products moved to another country may continue to be serviced subject to availability of an HP authorized Support provider.

         5. HP does not provide Support for nonqualified products. "Nonqualified products" are hardware and software not supplied or approved by HP, and Products for which Customer does not allow HP to incorporate modifications. Customer is responsible for removing nonqualified products to allow HP to perform Support services. If Support services are made more difficult because of a nonqualified product, HP will charge Customer for the extra work at HP's standard rates.

         6.      Support does not cover any damage or failure caused by:

                  a. use of non-HP media and supplies or use of items not designated for use with

Products; or

                  b. site conditions that do not conform to HP's site specifications; or

                  c. neglect, improper use, fire or water damage, electrical disturbances, transportation by Customer, work or modification by people other than HP employees or subcontractors, or other causes beyond HP's control.

         7. Customer is responsible for the security of its proprietary and confidential information and for maintaining a procedure external to the Products to reconstruct lost or altered Customer files, data or programs. Customer must have a representative present when HP provides Support services. Customer must notify HP if Products are being used in an environment which poses a potential health hazard to HP employees of subcontractors; HP may require Customer to maintain such Products under HP supervision.

                                  IX. WARRANTY

         a. HP Warrants hardware Products against defects in materials and workmanship. If HP receives notice of such defects during the warranty period, HP will, at its option, either repair or replace hardware Products which prove to be defective.

         b. HP Warrants that Software will not fail to execute its programming instructions due to defects in material and workmanship when properly installed and used on the hardware product designated by HP. If HP receives notice of such defects during the warranty period, HP will repair or replace Software media which does not execute its programming instructions due to such defects.

         c. HP does not warrant that the operation of Products will be uninterrupted or error free. If HP is unable, within a reasonable time, to repair or replace any Product to a condition as warranted, Customer will be entitled to a refund of the purchase price upon prompt return of the Product to HP.

         d. Products carry a standard warranty as defined by a code appearing on HP's Price List in effect on the date HP receives the Customer's order, unless the Customer has purchased an option or a system which supersedes the Product's standard warranty. Additional information on Warranty is available on request. HP reserves the right to change the warranty code; such changes will affect only new orders. The warranty period begins on the date of delivery or on the date of installation if installed by HP. If Customer schedules or delays HP installation more than 30 days after delivery, warranty begins on the 31st day from delivery.

         e. Products with on site warranty will receive warranty services outside the country of initial purchase if Customer pays HP's international prices for the Products. Products with return to HP Warranty purchased at HP's international prices and battery-powered Products may be returned to the closets HP authorized repair center worldwide. All other Products with return to HP warranty must be returned to an HP authorized repair center within the country of original purchase.

         f. Warranty does not apply to defects resulting from improper or inadequate maintenance or calibration by Customer, Customer-supplied software, interfacing or supplies, unauthorized modification or improper use, operation outside of the published environmental specifications for the Product, or improper site preparation or maintenance by Customer.

         g. THE ABOVE WARRANTIES ARE EXCLUSIVE AND NO OTHER WARRANTY, WHETHER WRITTEN OR ORAL, IS EXPRESSED OR IMPLIED, HP SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                  X. LICENSES

         a. In this Section on Licenses, the term "Use" means storing, loading, installing, executing or displaying Software on a computer, processor or controller, or making a copy of Software for archival or backup purposes only.

         b. In return for the associated fee, HP grants Customer a non-exclusive license to Use one copy of the Software listed in Customer's order in conformance with the applicable Software License specified in the Price List. HP's Standard Software Licenses are described below. Other types of Software Licenses may be made available for some Software. If no license is specified for Software, then, in return for the applicable fee, HP grants Customer a license to Use one copy of the Software on one computer, processor or controller at any one time.

         SYSTEM:  Customer may use the Software at any one time:

                  1.       one any one computer or processor (Basic System
                           License);

                  2. on any one of a class of computers or processors (Class License); or

                  3. on a single, registered computer or processor (Nodelocked License).

         Some System licenses may be limited to a maximum number of users as described in the Price List.

         CONCURRENT: An identified number of users may Use the Software concurrently at any time.

         TEMPORARY: Customer may Use the Software only for an individual period of time.

         RUNTIME: Customer may Use only the execution features of the Software and none of its program development features.

         c. HP grants to Customer a license to Use Software fixed in hardware and not removable in normal operation only when operating the associated Product in the configuration which that Product is sold by HP or subsequently upgraded by HP. Customer may transfer Software fixed in hardware and not removable in normal operation only upon transfer of the associated hardware Product.

         d. The following licenses are available for selected Software if so indicated on the Price List and upon payment of the applicable fee;

                  1. Customer may make the Use one copy of that Software licensed directly from HP;

                  2. Customer may sublicense one copy of the Software to an end-user for its Use or sublicense one copy of the Software to an HP authorized reseller for subsequent distribution to an end-user for its Use. These sublicenses must incorporate the terms of this Section 10 in a written and binding sublicensing agreement, which will be made available to HP upon request.

         Use authorization(s) for Software will apply to copies of that Software made under those licenses.

         e. Customer's license does not include the right to updates, upgrades or other enhancements. HP reserves the right to require an additional license and fee for Use of the Software on upgraded computers, processors, or controllers.

         f. Software bundled with a hardware Product may be used only with that hardware Product in the configuration in which that Product is sold by HP or subsequently upgraded by HP.

         g. Customer's license confers no title or ownership in the Software and no rights in any associated source code, and will not be construed as a sale of any rights in Software.

         h. Customer may not disassemble or decompile the Software unless HP's prior written consent is either obtained or not required by law. Upon request, Customer will provide HP with reasonably detailed information regarding any disassembly or decompilation.

         i. Customer's entire license in Software is transferable subject to HP's prior written authorization and payment to HP of any applicable transfer fees. Customer will immediately upon transfer deliver all copies of the Software to the party to whom PH has authorized transfer of Customer's license. The transferee must agree in writing to the terms of Customer's license. All license terms will be binding on involuntary transferees, Customer's license will automatically terminate upon any transfer.

         j. Any third party supplier of Software may protect its rights against infringement of its copyright and violations of Customer's license.

         k. HP may terminate Customer's or any transferee's or any sublicensee's license in Software upon notice for failure to comply with any applicable license terms. In the event of termination of Customer's license for any other reason, Customer will destroy or return to HP the Software and all copies of the Software immediately upon termination. Customer will remove and destroy all copies of the Software from any adaptation into which they are merged, except for individual pieces of Customer data in a related database. With HP's written consent, Customer may retain one copy of the Software subsequent to termination for archival purposes.

         l. If Software is licensed for use in the performance of a U.S. government prime contract or subcontract, Customer agrees that Software is delivered as "Commercial Computer Software" as defined in DFARS 252.227-7013 or "restricted computer software" as defined in FAR 52.227-19 if used, respectively, in the performance of a Department of Defense ("DoD") or non-DoD U.S. government contract. Customer agrees that the regulations and obligations in Exhibit U1 apply to all such Software and that the Software is adequately marked when the Restricted Rights Legend in Exhibit U1 is affixed to the Software media. Customer further agrees that the Software has been developed entirely at private expense.

                        XI. INTELLECTUAL PROPERTY RIGHTS

         1. HP will defend or settle any claim against Customer that a Product or Support delivered under these HP Terms and Conditions of Sale and Service infringes a patent, utility model, industrial design, copyright, mask work or trademark in the country where Customer uses the Product or receives Support, provided Customer:

                  a.       promptly notifies HP in writing of the claim; and

                  b. cooperates with HP in, and grants HP sole authority to control, the defense and any related settlement.

         2. HP will pay the cost of such defense and settlement and any costs and damages finally awarded by a court against Customer. If such a claim is made or appears likely to be made, HP may procure the right for Customer to continue using the Product, may modify the Product or may replace it. If use of the Product is enjoined by a court and HP determines that none of these alternatives is reasonably available, HP will take back the Product and refund its depreciated value.

         3. HP has no obligation for any claim of infringement arising from:

                 a. HP's compliance with any designs, specifications or instructions of Customer;

                 b. modification of the Product by Customer or a third party;

                 c.        Use of the Product in a way not specified by HP; or

                  d.       use of the Product with products not supplied by HP.

         4. If HP furnished the Product for resale, Customer's rights and obligations extend to the territory in which Customer is authorized to resell the HP Product and to anyone to whom Customer resells the Product.

         5. These terms state the entire liability of HP for claims of infringement by Products and Support supplied by HP.

                   XII. LIMITATION OF REMEDIES AND LIABILITY

         6. HP will not be liable for performance delays or for non-performance, due to causes beyond its reasonable control.

         7. Products are not specifically designed, manufactured or intended for sale as parts, components or assemblies for the planning, construction, maintenance, or direct operation of a nuclear facility. Customer is solely liable if Products or Support purchased by Customer are used for these applications. Customer will indemnify and hold HP harmless from all loss, damage, expense or liability in connection with such use.

         8. HP will be liable for damage to tangible property per incident up to the greater of $300,000 or the actual charges paid to HP for the Product that is the subject of the claim, and for damages for bodily injury or death, to the extent that all such damages are determined by a court of competent jurisdiction to have been directly caused by a defective Product sold hereunder.

         9. For any material breach of Support services by HP, Customer's remedy and HP's liability will be limited to a refund of the related Support charges paid during the period of breach, up to a maximum of 12 months.

         10. THE REMEDIES IN THESE HP TERMS AND CONDITIONS OF SALE AND SERVICE ARE CUSTOMER'S SOLE AND EXCLUSIVE REMEDIES. EXCEPT AS INDICATED ABOVE, IN NO EVENT WILL HP OR ITS SUBCONTRACTORS BE LIABLE FOR LOSS OF DATA OR FOR DIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFIT), OR OTHER DAMAGE WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE.

                                 XIII. GENERAL

         11. Some newly manufactured Products may contain remanufactured parts equivalent to new in performance. Service parts are new or equivalent to new.

         12. Products that are classified by HP as "remarketed" do not qualify as "New" or of "Original Use" for tax purposes.

         13. Any term of these HP Terms and Conditions of Sale and Service which is held to be invalid will be deleted, but the remainder of these terms will not be affected.

         14. If either party becomes insolvent, is unable to pay its debts when due, files for bankruptcy, is the subject of involuntary bankruptcy, has a receiver appointed, or has its assets assigned, the other party may cancel any unfulfilled obligations.

         15. Neither party may assign any rights or obligations without prior written consent of the other party.

         16. Neither party's failure to exercise any of its rights under these terms will constitute or be deemed a waiver or forfeiture of those rights.

         17. No government procurement regulations or contract clauses are binding on either party unless required by law or mutually agreed.

         18. Customer who exports Products assumes responsibility for complying with applicable laws and regulations and for obtaining required export and import authorizations. Customer will not export or re-export Products or any technical data in violation of applicable export regulations.

         19. Any disputes arising in connection with these HP Terms and Conditions of Sale and Service will be governed by the laws of California.

         20. The provisions of Sections 9 through 12 will survive the termination of any sale or license of Products and all provisions will survive for open Support Orders.

         21. These HP Terms an Conditions of Sale and Service and any attachments constitute the entire agreement between HP and Customer relating to transactions hereunder and supersede any previous communications, representations or agreements between the parties, whether oral or written, regarding transactions hereunder. Customer's additional or different terms and conditions will not apply. Customer's purchase or license of Products and Support will constitute Customer's acceptance of these HP Terms and Conditions of Sale and Service, which may not be changed except by an amendment signed by an authorized representative of each party.

                           HP SYSTEM SUPPORT OPTIONS

         HP System Support Options are governed by this Exhibit and the Hewlett-Packard (HP) Terms and Conditions of Sale and Service or HP Business Terms.

                              I. SERVICES INCLUDED

         HP System Support Options are offered in one-year and three-year increments. HP System Support Options provide the following features for HP Products. Not all of the features are offered with every option or supported Product. Features for each option will be provided as described in the specifications sheet for HP System Support Options. Some service will be provided as described in the specifications sheet for HP System Support Options. Some service features have prerequisites. Service features may include one or more of the following:

         -        On-site hardware support during warranty
         -        Flexible call submittal
         -        Phone-in software assistance
         -        License to Use software updates
         -        Software media and documentation updates
         -        HP SupportLine electronic support
         -        Escalation management
         -        Remote support (for selected HP Products)
         -        HP PowerPatch tapes (for selected HP Products)
         -        Assigned account support engineer
         -        Assigned HP Response Center account advocate
         -        Patch management assistance
         -        Operational reviews
         -        System release planning seminars and assistance
         -        Installation of software updates
         - Installation, configuration and verification of systems and networks

                               II. PREREQUISITES

         HP reserves the right to make the final judgment as to whether Customer adequately meets the requirements outlined in this document.

         1. MINIMUM SYSTEM CONFIGURATION. Except for systems capable of diagnostic self-test, HP System Support Options require, at a minimum, that a system include a central processing unit (CPU), a peripheral capable of reading standard HP diagnostics and verification tests, and a peripheral that allows HP to interact fully with the covered Products.

         2. UNIFORM COVERAGE. All Products that constitute the minimum system configuration must be covered at the same HP System Support Options service level. Options 0S0 - 056 AND 3Y0 - 3Y6 may not be combined on the same contract for software-only Products.

         3. CONNECTORS AND CABLES. All Products covered by HP System Support Options must be interconnected by cables or connectors listed in the appropriate HP documentation as compatible with the CPU. For HP Products not meeting this requirement, service is available at HP's standard service rates.

         4. SOFTWARE SUPPORT. All HP systems for which execution of diagnostic tests is software dependent must, at a minimum, be covered by an HP System Support option that provides periodic software updates.

         5. COVERAGE REQUIREMENTS. For HP System Support Options orders that include software support, all systems supported by one system manager, except PC systems, must be covered by an HP System Support Option or by an existing contractual HP software support service.

         6. RIGHT TO COPY DOCUMENTATION. Customer may copy documentation updates for use with other systems covered by an HP System Support option that provides software support.

         7. SOFTWARE LICENSES. Customer can purchase HP System Support Options only for HP software for which Customer has rightfully acquired an appropriate HP Software License.

         8. DESIGNATED CALLERS AND TRAINING REQUIREMENTS. The following contracts for HP must be designated and trained through completion of the appropriate HP training courses as defined by HP: system manager and alternate; extended hours alternate; if applicable, application software manager and alternate. Only the designated callers can use the HP Response Center.

         9. REMOTE SUPPORT. For HP to provide remote support, Customer must give authorization and provide access to a qualified modem, as well as access to one voice-grade telephone and one data-quality telephone line or network with terminations near the system. If HP cannot access a system remotely, HP may charge standard service rates if on-site service is needed.

         10. HP SUPPORTLINE. HP Support-Line electronic support is available via the WorldWide Web, electronic mail and a character-mode interface. With a character-mode interface, Customer can access HP SupportLine electronic support using a modem or the Internet. To use HP SupportLine electronic support through modem access, Customer must provide one data-quality telephone line, one locally compatible modem set for 1200, 2400, 9600, or 14,400 baud, and an HP-compatible terminal or terminal emulator, in addition to the equipment required for remote support above. Customers who submit HP Response Center calls via HP SupportLine must meet the same training requirements as the system manager.

         11. COUNTRY BOUNDARIES. All systems supported by one system manager must be located within the same country.

         12. PRIORITY PLUS SUPPORT: Products may be covered by the Priority Plus hardware service level if HP System Support Options charges for a site exceeding a minimum amount. If remote support is available on the Products, customer must allow remote access to receive Priority Plus support.

                            III. SERVICE LIMITATIONS

         1. HARDWARE AND SOFTWARE SUPPORT. Any services involving hardware, software or network-related problems not covered by the HP System Support Options service ordered will be subject to HP's standard service rates.

         2. MAXIMUM USE LIMITATIONS. Products operated in excess of their maximum usage rate (as specified in the Product's data sheet or operating manual) cannot be covered by HP System Support Options, but can be serviced at HP's standard service rates.

         3. INTERFACES AND ACCESSORIES. HP may cover cables, connectors, accessories, and interfaces under the same hardware service level purchased for the Products with which they are used.

         4. SUPPORTED SOFTWARE VERSIONS. HP provides support only for the current and immediately preceding versions of HP Software, and only when the Software is used with hardware that is included in HP-specified configurations. If support coverage lapses, additional fees may be required to resume support coverage. HP will support specified versions of selected non-HP Software, but will not support the Software any longer than the vendor supports it. For non-HP software, HP provides support only for Software versions that are specifically documented as supported on a specified configuration.

         5. NON-HP SOFTWARE. Support for non-HP Software covered by HP System Support Options is limited to telephone assistance and, if available to HP from the third-party software vendor, patches, workarounds, and updates. HP's decision on how long to offer HP support on selected versions of non-HP Software is final.

         6. HP SOFTWARE ON NON-HP SYSTEMS. HP System Support Options for specified HP Software Products used with designated non-HP systems provides the following features: phone-in assistance, software problem reporting, HP SupportLine electronic information access and call submittal, license for software updates, and patches.

         7. ESCALATION MANAGEMENT. On-site assistance for critical software problems is limited to systems supported by one system manager and situated within a 1/2 mile (one kilometer) radius of each other. Systems situated beyond this limit that require on-site assistance will be subject to additional charges at HP's standard service rates.

         8. ACCESS TO THE HP RESPONSE CENTER. HP Response Center use is limited to the system manager for the operating system and subsystem software; if applicable, the network operator for the network; if applicable, the application software manager(s) for each family of HP application software; and if purchased, additional HP Response Center callers. In the absence of any of these managers, the HP Response Center is available to their designated alternates and, if applicable, during after-hours telephone assistance to the designated after-hours alternate.

         9. SOURCE CODE SUPPORT. For HP source code software covered under HP System Support Options, assistance is limited to problems that can be duplicated on the current version of the object code of the particular Software. HP charges Customer at HP's standard service rates for any other assistance required.

         10. HP PREDICTIVE SUPPORT (SELECTED SYSTEMS). HP is not responsible if HP Predictive Support Software does not identify or remedy system or peripheral problems prior to actual occurrence.

         11. NETWORK SOFTWARE COVERAGE. Support for HP network software that provides multivendor node connectivity is limited to product-usage and problem-solving assistance and software update materials, unless network support is purchased.

         12. TRAVEL ZONES. Customer sites located beyond 100 miles of a primary HP Support Responsible Office may be subject to travel charges, longer response times, and reduced coverage hours as specified in HP's "Worldwide Customer Support Travel and Office Director." Availability of some coverage levels is based on distance from a primary HP Support Responsible Office.

         13. EXCLUSIONS. HP System Support Options do not include assistance that involves program development, coding, isolation of coding problems, implementation assistance, performance consulting, data recovery regardless of the cause of data loss, hardware malfunctions, or problems and investigation time relating to the use of privileged code on HP 3000 systems. HP System Support Options do not include consulting. Consulting may be purchased separately. HP System Support Options are not a substitute for any formal training offered by HP.

         14. AVAILABILITY. Some HP System Support Options service features and coverage levels are subject to local availability.

         15. OUT OF COVERAGE HOURS. Customer requests for hardware and software support services or installation and configuration services scheduled after HP's normal business hours may be subject to local availability and additional charges.

                         IV. CUSTOMER RESPONSIBILITIES

         1.      ACCESS.  Customer must provide HP with the following:

                 a. Access to the Products covered under HP System Support Options;

                 b. Adequate working space and facilities within a reasonable distance of the Products;

                 c. Access to and use of all information, internal resources, and facilities determined necessary by HP to service the Products.

         2. OPERATING PROCEDURES. Customer must follow routine operating procedures as specified in the HP Product operating manual.

         3. USAGE-LEVEL CHARGES. Customer must allow HP to install or remove usage meters on specified electromechanical devices. Usage charges may be invoiced separately.

         4. DIAGNOSTIC/MAINTENANCE SOFTWARE (SELECTED SYSTEMS). Customer must allow HP to keep system and network diagnostic and maintenance programs resident on

Customer's system or site for the exclusive purpose of performing diagnostics and maintenance. Prior to submitting a software problem report to HP, Customer may be required to assist HP in running these HP-supplied programs. Customers with HP Predictive Support Software must use the electronic data transfer capability it provides to inform HP of events identified by the Software. Customer acknowledges that Customer has no ownership interest in diagnostic software provided by HP and that HP may remove these diagnostic programs and any HP-loaned modems upon termination of HP System Support Options.

         5. SERVICE REQUESTS. Prior to placing a service request with HP, Customer may be required to run HP-supplied diagnostic programs.

         6. REVISION LEVELS. Customer must maintain all associated system hardware and firmware, except PC systems, at the latest HP-specified configuration and code revision level. For PC systems, Customer must maintain all associated system hardware and firmware at a revision level specified by HP. Customers must maintain HP-supported non-HP Software at a code revision level specified by HP.

         7. TELECOMMUNICATIONS CHARGES. Customer is responsible for all telecommunications charges associated with using HP SupportLine electronic support.

         8. TEMPORARY PROCEDURES. Customer is responsible for implementing temporary procedures or workarounds while permanent solutions are being sought.

                       V. SOFTWARE LICENSE AND COPYRIGHTS

         1.      UPDATES.

                  a. HP grants Customer a License to Use software updates provided by HP under an HP System Support Option.

                  b. In addition, HP grants Customer a license to use and copy one copy of the updates received from HP for each HP Software Product license for which Customer has purchased an HP System Support option that provides software support.

                  c. Customer agrees that the license to use and copy of the updates is governed by the HP Software License Terms (Exhibit E36) in effect on the date HP ships the update to Customer. The HP Software License Terms are a part of this Exhibit.

         2. HP UPDATE OWNERSHIP. Customer acknowledges that it does not own and has no right to, title to, or interest in the updates except as set forth in the HP Software License Terms.

         3. COPYRIGHT AND TRADEMARK NOTICES. Customer agrees to reproduce and conspicuously affix those copyright and trademark notices from the original software or documentation on each copy of an update that Customer makes or obtains from an electronic data source, such as HP SupportLine support.

                                  VI. CHARGES

         1. CANCELLATION. If HP System Support Options are canceled, Customer will receive a pro rata refund only for the unused prepaid services beyond the first three months. Charges for HP System Support Options cover a 12-month period for one-year options and a 36-month period for three-year options.

         2. FINANCING. If HP System Support Options are financed as part of an HP Financing Agreement, cancellation of HP System Support Options will not result in a refund.

                   DEVELOPMENT/TEST/DEMO - COMPUTER PRODUCTS

         The Products referenced on this Exhibit and all applicable standard options appearing on the current HP Price List may earn discounts in accordance with the following Discount Percentage Schedule during the term of the Agreement. Special options may be subject to the same discount as standard options as mutually agreed upon between Customer and HP prior to each order. All language versions of the Products listed on this Exhibit qualify.

                                  I. DISCOUNTS

         The discounts granted under this Exhibit are in lieu of and not in addition to any other discounts which might be available from HP.

                        II. DISCOUNT PERCENTAGE SCHEDULE

         WORLDWIDE                                          I
         US DOLLAR LIST

                                                      [*] [*] [*]

                       III. PRODUCTS SUBJECT TO DISCOUNT

         Certain HP Computer and Computer-related Products from the following categories are available for purchase under the HP Development, Testing and Demonstration Program:

                           HP 9000 Workstations & Systems

                           HP 3000 On-Line Transaction Processing Systems

                           HP 1000 Manufacturing Systems

                           Peripherals

         A detailed listing of the eligible Products is available upon request from your local HP Sales Representative or may be attached to this Exhibit.

         HP may add or delete Products from this Exhibit at its discretion, without notice.

         Certain Products on this Exhibit are not available on HP OEM or VAR purchase agreements. For further details, please contact your HP Sales Representative.

         [Portion of exhibit listing 3,300 specific HP Products subject to agreement has been omitted from this version of the Agreement.]

- --------

         [*] Confidential Treatment Requested